EMPLOYMENT AGREEMENT

BETWEEN :	XLGENERATION AG., corporation legally constituted according to the Laws of Switzerland and having its head office at Sumpfstrasse 32, Zug, Switzerland

(Hereinafter referred to as the « Employer »)

AND :	DANIEL COURTEAU, domiciled and residing at 5135 A Jeanne-Mance, in the city of Montréal, province of Québec, Canada;

(Hereinafter referred to as the « Employee »)

PREAMBLE

WHEREAS	the Employer agrees to retain the services of the Employee following the terms mentioned below;

WHEREAS	the Employee declares knowing the policies and employment conditions of the Employer and is satisfied with the employment conditions following the present agreement.

THEREFORE, THE PARTIES AGREE UPON THE FOLLOWING TERMS :

1.	PREAMBLE AND SCHEDULES

1.1.	The Preamble and Schedules form an integral part hereof.

2.	TERM OF THE AGREEMENT

2.1.	The present Agreement will be valid for an indefinite time and may be terminated at any time by either of the parties as provided herein. Notwithstanding the date of execution hereof.

3.	DESCRIPTION OF THE EMPLOYMENT AND TASKS

3.1.	The Employee shall fulfill the position of Vice President, legal affairs.

3.2.	The Employee will be under the direction and the supervision of the Chief Executive Officer of the Employer.

3.3.	The Employee shall respect the deadlines, orientations, functioning criteria and directives given by the Employer.

3.4.
The Employee acknowledges and accepts that the Employer may unilaterally modify his tasks, functions, job description, hierarchical relationship and geographical position of his workplace without any of these modifications affecting or modifying an other part of the present agreement. The Employer commits to inform the Employee of these modifications. However, the modification shall not be interpreted as an indirect termination of the employment agreement without cause

4.	SALARY, BONUS AND EXPENSES

4.1.	SALARY AND BONUS

4.1.1.	The base salary is 175 000$ USD

4.1.2.
The Employee acknowledges that the Employer is a public company and that the bonus package should be governed and ruled by a regime applicable to each employee. In consequence, the Employer has undertaken to implement a Bonus package for high level staff employee The Bonus Package will enter into force during year 2006

4.1.3.
The performance of the Employee shall be evaluated at the end of each year and the results of the evaluation shall be communicated to the Employee. During the performance appraisal all other relevant matters shall also be discussed.

4.1.4.	Your official employment for which a salary will be paid will begin on January 1st 2007, or at any earlier date mutually consent depending of the needs of the Employer.

4.1.5.
The Employee can, upon agreement between the Parties, split his monthly salary with a charge to a designated corporate entity duly registered in a legal jurisdiction. The Employer can request copy of registration document and list of Directors.

4.2.	STOCK OPTION PLAN

o	The Employee shall benefit from a stock option plan that will be implemented during year 2006.

4.3.	ALLOCATION FOR APPARTEMENT AND CAR

4.3.1	The Employee, if he moves to Switzerland to work at the head office, will be entitled to a Housing allocation of 3 000 CHF per month and a Car allowance of 7 500 CHF per year.

4.4.	EXPENSES

4.4.1.	The Employer shall reimburse all reasonable and authorized expenses of the Employee required in carrying out his functions (including representation fees, transportation, parking, conference fees).

5.	ANNUAL LEAVE

5.1.	The Employee shall be entitled to an annual leave of five (5) weeks

5.2.	The dates regarding the period of holidays should be discussed with the CEO of the Employer.

6.	POLICIES OF THE EMPLOYER

6.1.	The Employee shall comply with the Employer's policies, rules, regulations, systems and procedures.

6.2.	The Employee acknowledges and accepts that the Employer may modify his policies, rules, regulations, systems and procedures at any moment.

7.	EXCLUSIVE RIGHTS OF SERVICES

7.1.	During the whole duration of his employment, the Employee devotes all his time, energies, dynamism and abilities to carry out her functions for the Employer.

7.2.	The Employee can not occupy another employment without having previously obtained the written consent of the Employer, which consent can be revoked at any time.

8.	CONFIDENTIAL INFORMATIONS

8.1.
The Employee acknowledges that, in carrying on or in the course of his work, he will receive confidential informations concerning the Employer and the past, present and future activities of the Employer. The Employee acknowledges that the disclosing of such confidential informations could be detrimental for the Employer and against the Employer’s interests.

8.2.
Consequently, the Employee commits, during the course of his work and for a period of twelve (12) months beginning at the termination of the present employment agreement, to respect the confidential character of these informations and not to disclose or discuss with any person, neither to use these informations, otherwise than in the course of her work for the Employer.

8.3.
The term " confidential informations " is defined as follows : financial informations, marketing launch strategies, lists of suppliers and clients, ideas, concepts, processes, designs, formulas, data compilations, procedures as well as any other information related to the Employer, whether or not such information has been communicated verbally or in writing, in any form whatsoever, including audiotapes, videocassettes, diskettes, images, prototypes, designs, plans and specifications, drawings or any other medium which can be read, decoded or interpreted by individuals, by machine or by any type of technological equipment.

8.4.	The word " person " includes all individuals, corporate bodies, partnerships, trusts or other associations duly constituted.

9.	RESILIATION

9.1.	Except for the obligations surviving the termination of this agreement, the parties acknowledge and expressly accept that the present employment agreement can be terminated :

o	At any time for cause by the Employer by given a written notice to the Employee, without any other notice, indemnity in lieu of notice or any other indemnity whatsoever, except if required by law;

o
At any time, by the Employee, by given a written notice of six (6) months to the other party. However, the Employer can at its sole discretion replace the said notice by a compensatory indemnity equal to six (6) months of salary. The six (6) month notice or the indemnity, as the case may be, will be in lieu of any notice to which the Employee is entitled to and, consequently, subject to the following the Employee renounces to exercise or institute any recourse against the Employer regarding the said notice or indemnity.

o
At any time without cause, by the Employer, by given a written notice of three (3) months to the other party. However, the Employer can at its sole discretion replace the said notice by a compensatory indemnity equal to three (3) months of salary. In addition of the compensatory indemnity, the Employer will pay to the Employee, as liquidated damages for termination without cause, an amount represented the annual salary of the Employee, including the Bonus, for the last completed calendar year, payable on an annual basis until the employee reach the age of 65 years old. The three (3) month notice and the additional indemnity, will be in lieu of any notice to which the Employee is entitled to and, consequently, the Employee renounces to exercise or institute any recourse against the Employer regarding the said notice or indemnity.

9.2.
Upon termination of this agreement, the Employee will return to the Employer all documents, material, equipment, software material, programs or any other item used, obtained or produced during the execution of the present employment agreement. Such items must also be considered confidential by the parties.

10.	INTERPRETATION RULES

10.1.	The present employment agreement shall be construed and enforced in accordance with the laws of Switzerland.

10.2.	If a section, phrase, paragraph, or part of this agreement is, for any reason, declared invalid by a competent court, the decision will not modify the rest of the agreement or nullify it.

10.3.	All the words and terms used within the present agreement must be interpreted as including masculine and feminine, and the singular and plural, following the context or the meaning of this agreement.

10.4.	The titles used in the present agreement are only used as reference and for convenience. They do not affect or change the meaning or the extent the sections they designate.

10.5.	The present employment agreement shall not be amended or modified except by another written document duly signed by all the parties.

10.6.
The parties undertake not to disclose any information or document, any information or conversation relating to the present agreement, unless express authorization is obtained from the other party and/or if it is otherwise required by the law.

10.7.
The Employee acknowledges that he has had the necessary time to examine the present agreement and that she was able to ask all pertinent questions and verify the extent of her rights and obligations. Moreover, the Employee acknowledges that many elements of the present agreement intervened following negotiations and consequently, he understands and accepts the nature and the extent of his rights and obligations pursuant to the terms and conditions of the present agreement.

10.8.	The present agreement replace and supersede any previous written or verbal agreement.

10.9.
The parties hereto have expressly agreed that the present employment agreement as well as all other documents relating thereto be drawn up only in English. Les parties ont expressément convenu que ce contrat de même que tous les documents s'y rattachant soient rédigés en anglais seulement.

SIGNED, SEALED AND DELIVERED IN MONTREAL, THIS 30TH DAY OF MARCH 2006.

	XLGENERATION AG /s/ Alain Lemieux	/s/ Daniel Courteau
By:	Alain Lemieux	Daniel Courteau

SCHEDULE 4.1.2

FORMULA FOR DETERMINATION

OF THE BASE SALARY

FOR A GIVEN YEAR

1% x (A + B)
2

A is equal to the amount of bonus received for the preceding year
B is the amount of increase or decrease of the Gross Sales in the preceding year compare to the year before the preceding year.

Example in ($000)

	A	B	C	D	E	F	G	H
ANNÉE	Base salary Year -1	Gross income of year minus 1	Gross income of year minus 2	Difference Delta	Bonus of year -1	Result E+D 2	1% of F	New base salary
2006		3,000	—	—	—	—		240
2007	240	20,000	3,000	17,000	—	8500	85	325
2008	325	25,000	20,000	5,000	150	2,575	25,75	350,75
2009	350	20,000	25,000	-5000	0	2,500	25	325,75

It is understood that this formula is only to determine the base salary for a given year. The bonus has to be determined on a yearly basis according to the provisions of the agreement by the board of directors or the remuneration committee as the case may be.

SCHEDULE 9.1

LIQUIDATED DAMAGES IN

CASE OF TERMINATION WITHOUT CAUSE

1-
Any option that is not vested at the time of the termination without cause shall be considered as vested for the Employee so that the Employee shall be entitled to levy all his options net yet vested at the time of the termination without cause at any time after such a termination.

2-	The Employer undertakes to pay the Employee an amount for each of the three years following the termination, each amount being equivalent to:

a.	The annual average salary paid to the Employee during the last 5 years, including any bonuses and any other advantages.

b.	If the Employee has not been employed for 5 years, the amount shall be the annual average salary paid since the beginning of his employment

3-	The Employer shall grant to the Employee options to buy, a certain number of shares of the Employer determined as follows:

a.	75 000 shares per annum during a certain number of years determined as follows: the number "60" less the age of the Employee.

b.
The price of the levy of the option shall be determined each year for the shares to be allocated for a given year and shall be fixed at 25% of the aggregate market value of the last thirty trading days preceding the date of anniversary of the dismissal.

c.
If the Employer has decided to proceed to a “split” of the shares of its capital stock or a reorganization or consolidation of shares, the number of shares provided in a) will be adjusted consequently.

4.
The foregoing grant of options and shares underlying such options shall be made to Employee under exemption from registration by the Securities Act of 1933, as amended (the "Securities Act") provided by Regulation S promulgated under the Securities Act. For purposes of such grant the issuance of shares underlying such options, Employee represents and warrants to the Employer that Employee is not a "U.S. Person" as defined under Rule 902 of Regulation S, a copy of which is appended hereto. Notwithstanding anything to the contrary herein, the obligation of the Employer to grant such options and issue the shares underlying such options shall be subject to the continuing qualification of Employee as a "Non-U.S. Person" and the continuing availability of exemption from registration of the issuance by the Company of such options and shares underlying such options as otherwise required by the Securities Act.